CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$47,703,310	$5,538.35

PRICING SUPPLEMENT NO. 1089 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-155535 Dated January 27, 2011

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities
$34,991,510 Linked to the common stock of Apple Inc. due on February 3, 2012
$8,538,020 Linked to the common stock of Autodesk, Inc. due on February 3, 2012
$4,173,780 Linked to the common stock of CIGNA Corporation due on February 3, 2012

Investment Description

Trigger Autocallable Optimization Securities are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each a “Note” and collectively, the “Notes”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Notes are designed for investors who believe that the price of the applicable Underlying Stock will remain flat or increase during the term of the Notes. If the applicable Underlying Stock closes at or above the applicable Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-13-A-II under “General Terms of Notes — Anti-Dilution Adjustments”) on any Observation Date, JPMorgan Chase will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, JPMorgan Chase will either repay the full principal amount or, if the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Call Return: JPMorgan Chase will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if the closing price of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑

Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the price of the applicable Underlying Stock does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity. If the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date	January 27, 2011
Settlement Date	January 31, 2011
Observation Dates[1]	Monthly (see page 4)
Final Valuation Date[1]	January 30, 2012
Maturity Date[1]	February 3, 2012

[1]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-13-A-II

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-13-A-II BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

This pricing supplement relates to three (3) separate Note offerings. Each issuance of offered Notes is linked to one, and only one, Underlying Stock. You may participate in any of the three (3) Note offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a Note linked to a basket of some or all of the Underlying Stocks described below. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the three Note offerings is linked to the common stock of a different company, and each of the three Note offerings has a different Call Return rate, Initial Share Price and Trigger Price. The performance of each Note offering will not depend on the performance of any other Note.

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price	CUSIP	ISIN

Common stock of Apple Inc.	15.00% per annum	$343.25	$274.60 (80% of the Initial Share Price)	46634X443	US46634X4438

Common stock of Autodesk, Inc.	20.00% per annum	$40.77	$30.58 (75% of the Initial Share Price)	46634X435	US46634X4354

Common stock of CIGNA Corporation	15.50% per annum	$42.55	$34.04 (80% of the Initial Share Price)	46634X427	US46634X4271

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this pricing supplement. Each Note we are offering will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-13-A-II dated January 5, 2011 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-13-A-II, will supersede the terms set forth in product supplement no. UBS-13-A-II.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-13-A-II. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Notes linked to Apple Inc.	$34,991,510	$10	$437,393.88	$0.125	$34,554,116.12	$9.875

Notes linked to Autodesk, Inc.	$8,538,020	$10	$106,725.25	$0.125	$8,431,294.75	$9.875

Notes linked to CIGNA Corporation	$4,173,780	$10	$52,172.25	$0.125	$4,121,607.75	$9.875

(1) The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.125 per $10 principal amount Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

This pricing supplement relates to three (3) separate Note offerings. Each issue of the offered Notes is linked to one, and only one, Underlying Stock. The purchaser of a Note will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in any of the three (3) Note offerings or, at your election, two or more of the offerings. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. While each Note offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Notes.

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-13-A-II dated January 5, 2011. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the free writing prospectus related hereto dated January 25, 2011 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-13-A-II, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-13-A-II dated January 5, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000051/e41473_424b2.pdf

®	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

®	You believe the applicable Underlying Stock will close at or above the applicable Initial Share Price on one of the specified Observation Dates.

®	You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your potential return is limited to the applicable Call Return.

®	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

®	You are willing to invest in the Notes based on the Call Return rate of 15.00% per annum for Notes linked to the common stock of Apple Inc., 20.00% per annum for Notes linked to the common stock of Autodesk, Inc. and 15.50% per annum for Notes linked to the common stock of CIGNA Corporation.

®	You do not seek current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

®	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

®	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Notes.

®	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

®	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

®	You require an investment designed to provide a full return of principal at maturity.

®	You believe that the price of the applicable Underlying Stock will decline during the term of the Notes and is likely to close below the applicable Trigger Price on the Final Valuation Date.

®	You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

®	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

®	You seek current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

®	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

®	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” in the accompanying product supplement no. UBS-13-A-II for risks related to an investment in the Notes.

Final Terms for Each Offering of the Notes

Issuer	JPMorgan Chase & Co.

Issue Price	$10.00 per Note

Underlying Stocks	Common stock of Apple Inc.

Common stock of Autodesk, Inc.

Common stock of CIGNA Corporation

Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)

Term[1]	Approximately 12 months, unless called earlier

Call Feature	The Notes will be called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. If the Notes are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the applicable Call Price for the applicable Observation Date.

Observation Dates[1]	February 22, 2011
March 25, 2011
April 25, 2011
May 24, 2011
June 24, 2011
July 25, 2011
August 25, 2011
September 26, 2011
October 25, 2011
November 23, 2011
December 23, 2011
January 30, 2012 (Final Valuation Date)

Call Settlement Dates	4th business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.

Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of 15.00% per annum for Notes Linked to Apple Inc., 20.00% per annum for Notes linked to Autodesk, Inc. and 15.50% per annum for Notes linked to CIGNA Corporation. See “Call Returns/Call Prices for Each Offering of the Notes.”

Call Price	The applicable Call Price equals the principal amount per Note plus the applicable Call Return.

Payment at Maturity (per $10 Note)	If the Notes are not automatically called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Note.

If the Notes are not automatically called and the applicable Final Share Price is less than the applicable Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 x (1 + Stock Return)

Stock Return	Final Share Price – Initial Share Price Initial Share Price

Initial Share Price[2]	$343.25, which was the closing price of one share of the common stock of Apple Inc. on the Trade Date, $40.77, which was the closing price of one share of the common stock of Autodesk, Inc on the Trade Date, and $42.55, which was the closing price of one share of the common stock of CIGNA Corporation on the Trade Date

Final Share Price[2]	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date

Trigger Price[2]	For Notes linked to the common stock of Apple Inc., $274.60, which is 80% of the Initial Share Price

For Notes linked to the common stock of Autodesk, Inc., $30.58, which is 75% of the Initial Share Price

For Notes linked to the common stock of CIGNA Corporation, $34.04, which is 80% of the Initial Share Price

(1) See footnote 1 on the front cover under “Key Dates”

(2) Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock as described under “General Terms of Notes —Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-13-A-II.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices for Each Offering of the Notes

	Notes linked to the common stock of Apple Inc.		Notes linked to the common stock of Autodesk, Inc.		Notes linked to the common stock of CIGNA Corporation.

	Call Return (numbers below reflect a rate of 15.00% per annum)	Call Price (per $10)	Call Return (numbers below reflect a rate of 20.00% per annum)	Call Price (per $10)	Call Return (numbers below reflect a rate of 15.50% per annum)	Call Price (per $10)

Observation Dates†
February 22, 2011	1.250%	$10.125	1.667%	$10.167	1.292%	$10.129
March 25, 2011	2.500%	$10.250	3.333%	$10.333	2.583%	$10.258
April 25, 2011	3.750%	$10.375	5.000%	$10.500	3.875%	$10.388
May 24, 2011	5.000%	$10.500	6.667%	$10.667	5.167%	$10.517
June 24, 2011	6.250%	$10.625	8.333%	$10.833	6.458%	$10.646
July 25, 2011	7.500%	$10.750	10.000%	$11.000	7.750%	$10.775
August 25, 2011	8.750%	$10.875	11.667%	$11.167	9.042%	$10.904
September 26, 2011	10.000%	$11.000	13.333%	$11.333	10.333%	$11.033
October 25, 2011	11.250%	$11.125	15.000%	$11.500	11.625%	$11.163
November 23, 2011	12.500%	$11.250	16.667%	$11.667	12.917%	$11.292
December 23, 2011	13.750%	$11.375	18.333%	$11.833	14.208%	$11.421
January 30, 2012	15.000%	$11.500	20.000%	$12.000	15.500%	$11.550
(Final Valuation Date)

† See footnote 1 on the front cover under “Key Dates”

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying Stock, with the following assumptions (the actual terms for each Note were set on the Trade Date and are specified in “Final Terms for Each Offering of the Notes” on page 4 and may be different from the assumptions shown below):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$42.55
Call Return Rate:	15.50%* per annum (or 1.292% per month)
Observation Dates:	Monthly
Trigger Price:	$34.04 (which is 80.00% of the Initial Share Price)

Example 1 — Notes are Called on the First Observation Date

Closing Price at first Observation Date:	$45.00 (at or above Initial Share Price, Notes are called)
Call Price (per Note):	$10.129

Because the Notes are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.129 per $10.00 principal amount (1.292% return on the Notes).

Example 2 — Notes are Called on the Final Valuation Date

Closing Price at first Observation Date:	$37.50 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$35.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$37.50 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$45.00 (at or above Initial Share Price, Notes are called)

Call Price (per Note):	$11.55

Because the Notes are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.55 per $10.00 principal amount (15.50% return on the Notes).

Example 3 — Notes are NOT Called and the Final Share Price is above the Trigger Price

Closing Price at first Observation Date:	$37.50 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$35.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$37.50 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$35.00 (below Initial Share Price, but above Trigger Price, Notes NOT called)

Settlement Amount (per Note):	$10.00

Because the Notes are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero return on the Notes).

Example 4 — Notes are NOT Called and the Final Share Price is below the Trigger Price

Closing Price at first Observation Date:	$37.50 (below Initial Share Price, Notes NOT called)
Closing Price at second Observation Date:	$35.00 (below Initial Share Price, Notes NOT called)
Closing Price at third Observation Date:	$37.50 (below Initial Share Price, Notes NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Notes NOT called)
Closing Price at Final Valuation Date:	$21.275 (below Initial Share Price and Trigger Price, Notes NOT called)

Settlement Amount (per Note):	$10.00 x (1 + Stock Return)
$10.00 x (1 – 50%)
$5.00

Because the Notes are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Notes).

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-13-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Notes, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes at a rate of up to 30%, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-13-A-II. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

®	Your Investment in the Notes May Result in a Loss: The Notes differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from the applicable Initial Share Price to the applicable Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Share Price is less than the applicable Initial Share Price and could lose your entire initial investment. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have full downside exposure to the Underlying Stock when the Final Share Price has declined below the Trigger Price on the Final Valuation Date.

®	Contingent Repayment of Principal Feature May Terminate on the Final Valuation Date and Applies Only If You Hold the Notes to Maturity: If the closing price of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, the contingent repayment of principal feature for these Notes will not apply. You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a loss relative to your initial investment even if the applicable stock price is above the applicable Trigger Price.

®	Limited Return on the Notes: Your potential gain on the Notes will be limited by the applicable Call Return, regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. Because the applicable Call Return increases the longer the Notes have been outstanding and your Notes can be called as early as the first monthly Observation Date, the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were called at a later date. In addition, because the closing price of one share of the applicable Underlying Stock at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the applicable Underlying Stock.

®	The Probability That the Applicable Final Share Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Trigger Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment. In addition, the applicable Call Return rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Notes. The price of the applicable Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.

®	Credit Risk of JPMorgan Chase & Co.: The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any contingent repayment of principal provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

®	Reinvestment Risk: If your Notes are called early, the holding period over which you would receive the per annum return of 15.00% for Notes linked to the common stock of Apple Inc., 20.00% for Notes linked to the common stock of Autodesk, Inc. and 15.50% for Notes linked to the common stock of CIGNA Corporation could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the maturity date.

®	No Periodic Interest Payments: You will not receive any periodic interest payments on the Notes.

®	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®	Single Stock Risk: The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.

®	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity: While the payment on any Call Settlement Date or at maturity, if any, described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®	No Dividend Payments or Voting Rights in the Applicable Underlying Stock: As a holder of the Notes, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying Stock and the Notes.

®	No Affiliation with the Applicable Underlying Stock Issuer: We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this pricing supplement or in product supplement no. UBS-13-A-II. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®	No Assurances of a Flat or Bullish Environment: While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes.

®	Lack of Liquidity: The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

®	Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the applicable Initial Share Price and applicable Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the applicable Initial Share Price and the applicable Trigger Price, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®	Hedging and Trading in the Applicable Underlying Stock: While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Notes.

®	Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Market Price of the Applicable Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Notes.

®	Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Underlying Stock on an Observation Date, determining if the Notes are to be automatically called, calculating the applicable Stock Return if the Notes are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events“ in the accompanying product supplement no. UBS-13-A-II.

®	Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-13-A-II.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009 and 2010. Partial data is provided for the first calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Apple Inc.

According to its publicly available filings with the SEC, Apple Inc., which we refer to as Apple, designs, manufactures and markets personal computers, mobile communication and media devices and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock of Apple, no par value, is listed on the NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Apple in the accompanying product supplement no. UBS-13-A-II. Apple’s SEC file number is 000-10030.

Historical Information Regarding the Common Stock of Apple

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg. The closing price of the common stock of Apple on January 27, 2011 was $343.25. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Apple has experienced significant fluctuations. The historical performance of the common stock of Apple should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Apple during the term of the Notes. We cannot give you assurance that the performance of the common stock of Apple will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Apple will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2006	3/31/2006	$85.61	$58.72	$62.72

4/3/2006	6/30/2006	$71.93	$56.02	$57.12

7/3/2006	9/29/2006	$77.74	$50.55	$77.03

10/2/2006	12/29/2006	$91.80	$73.18	$84.84

1/3/2007	3/30/2007	$97.13	$83.27	$92.91

4/2/2007	6/29/2007	$125.09	$90.24	$122.04

7/2/2007	9/28/2007	$154.50	$117.05	$153.54

10/1/2007	12/31/2007	$199.83	$153.76	$198.08

1/2/2008	3/31/2008	$194.97	$119.15	$143.50

4/1/2008	6/30/2008	$189.96	$147.14	$167.44

7/1/2008	9/30/2008	$179.69	$105.26	$113.66

10/1/2008	12/31/2008	$111.04	$80.49	$85.35

1/2/2009	3/31/2009	$109.87	$78.20	$105.12

4/1/2009	6/30/2009	$144.67	$108.69	$142.43

7/1/2009	9/30/2009	$186.15	$135.40	$185.37

10/1/2009	12/31/2009	$211.64	$180.76	$210.86

1/4/2010	3/31/2010	$235.83	$192.00	$234.93

4/1/2010	6/30/2010	$274.16	$235.86	$251.53

7/1/2010	9/30/2010	$292.46	$240.16	$283.75

10/1/2010	12/31/2010	$325.47	$278.64	$322.56

1/3/2011	1/27/2011*	$348.48	$326.72	$343.25

*	As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through January 27, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the daily performance of Apple’s common stock from January 2, 2001 through January 27, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Autodesk, Inc.

According to its publicly available filings with the SEC, Autodesk, Inc., which we refer to as Autodesk, is a design software and services company. The common stock of Autodesk, par value $0.01 per share, is listed on the NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Autodesk in the accompanying product supplement no. UBS-13-A-II. Autodesk’s SEC file number is 000-14338.

Historical Information Regarding the Common Stock of Autodesk

The following table sets forth the quarterly high and low closing prices for Autodesk’s common stock, based on daily closing prices on the primary exchange for Autodesk, as reported by Bloomberg. The closing price of the common stock of Autodesk on January 27, 2011 was $40.77. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Autodesk has experienced significant fluctuations. The historical performance of the common stock of Autodesk should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Autodesk during the term of the Notes. We cannot give you assurance that the performance of the common stock of Autodesk will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Autodesk will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Autodesk.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2006	3/31/2006	$44.29	$35.30	$38.52

4/3/2006	6/30/2006	$43.62	$32.86	$34.46

7/3/2006	9/29/2006	$36.91	$30.06	$34.78

10/2/2006	12/29/2006	$42.30	$33.27	$40.46

1/3/2007	3/30/2007	$44.72	$37.15	$37.60

4/2/2007	6/29/2007	$47.77	$38.25	$47.08

7/2/2007	9/28/2007	$50.10	$40.47	$49.97

10/1/2007	12/31/2007	$51.04	$44.56	$49.76

1/2/2008	3/31/2008	$48.24	$29.90	$31.48

4/1/2008	6/30/2008	$41.49	$31.47	$33.81

7/1/2008	9/30/2008	$38.37	$31.89	$33.55

10/1/2008	12/31/2008	$32.52	$14.37	$19.65

1/2/2009	3/31/2009	$20.88	$11.78	$16.81

4/1/2009	6/30/2009	$22.66	$17.11	$18.98

7/1/2009	9/30/2009	$25.38	$17.01	$23.80

10/1/2009	12/31/2009	$27.69	$22.62	$25.41

1/4/2010	3/31/2010	$29.71	$22.95	$29.42

4/1/2010	6/30/2010	$34.89	$24.36	$24.36

7/1/2010	9/30/2010	$33.44	$24.05	$31.97

10/1/2010	12/31/2010	$39.65	$31.38	$38.20

1/3/2011	1/27/2011*	$42.02	$38.58	$40.77

*	As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through January 27, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the daily performance of Autodesk’s common stock from January 2, 2001 through January 27, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

CIGNA Corporation

According to its publicly available filings with the SEC, CIGNA Corporation, which we refer to as CIGNA, is a health service organization. CIGNA’s subsidiaries are major providers of health care and related benefits, primarily through the workplace. The common stock of CIGNA, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CIGNA in the accompanying product supplement no. UBS-13-A-II. CIGNA’s SEC file number is 001-08323.

Historical Information Regarding the Common stock of CIGNA

The following table sets forth the quarterly high and low closing prices for CIGNA’s common stock, based on daily closing prices on the primary exchange for CIGNA, as reported by Bloomberg. The closing price of the common stock of CIGNA on January 27, 2011 was $42.55. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of CIGNA has experienced significant fluctuations. The historical performance of the common stock of CIGNA should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of CIGNA during the term of the Notes. We cannot give you assurance that the performance of the common stock of CIGNA will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that CIGNA will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of CIGNA.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2006	3/31/2006	$44.42	$36.82	$43.54

4/3/2006	6/30/2006	$44.06	$29.58	$32.84

7/3/2006	9/29/2006	$39.61	$30.42	$38.77

10/2/2006	12/29/2006	$44.04	$38.38	$43.86

1/3/2007	3/30/2007	$49.03	$42.65	$47.55

4/2/2007	6/29/2007	$56.33	$47.98	$52.22

7/2/2007	9/28/2007	$54.42	$45.11	$53.29

10/1/2007	12/31/2007	$55.70	$48.75	$53.73

1/2/2008	3/31/2008	$56.36	$38.76	$40.57

4/1/2008	6/30/2008	$44.18	$35.23	$35.39

7/1/2008	9/30/2008	$43.15	$33.33	$33.98

10/1/2008	12/31/2008	$33.76	$8.82	$16.85

1/2/2009	3/31/2009	$22.25	$12.87	$17.59

4/1/2009	6/30/2009	$25.24	$17.85	$24.09

7/1/2009	9/30/2009	$32.60	$23.47	$28.09

10/1/2009	12/31/2009	$37.19	$27.50	$35.27

1/4/2010	3/31/2010	$38.26	$32.72	$36.58

4/1/2010	6/30/2010	$37.15	$31.06	$31.06

7/1/2010	9/30/2010	$36.01	$29.77	$35.78

10/1/2010	12/31/2010	$38.26	$34.58	$36.66

1/3/2011	1/27/2011*	$42.55	$37.48	$42.55

*	As of the date of this pricing supplement available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through January 27, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the daily performance of CIGNA’s common stock from January 2, 2001 through January 27, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.